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EXHIBIT 10.2

                           MEMORANDUM OF UNDERSTANDING

         The following Memorandum of Understanding (MOU) between the undersigned parties, Natural Health Trends Corporation, Inc. (hereafter NHTC) and Sierra Medicinals, Inc. (hereafter SMI), is intended to express the intent of the parties to enter into an agreement to align certain interests as outlined below for mutual benefit.

         It is the understanding of the parties that this MOU is intended to outline certain terms of agreement between the parties during the period of time between the execution of this MOU and the execution of further written agreements setting fourth all the terms of agreement between the parties. The purpose of such MOU is to set forth the understanding of the parties with regard to certain material terms, thus allowing the parties to commence with their business relationship prior to the execution of a comprehensive written agreement signed by both parties.

1. PRODUCT MANUFACTURING/DISTRIBUTION: NHTC has decided to release a weight management starch blocker product through its marketing subsidiary, Lexxus International, Inc. The product's key ingredient will be Phase 2, an ingredient manufactured by Pharmachem Labs. The product will be taken to market through Lexxus' international distribution platform. Lexxus currently has product direct sales and distribution infrastructure in place in 30 countries worldwide with continuing international expansion plans, Lexxus specifically markets products using the marketing method known as Network Marketing, also known as Multi Level Marketing.

2. PREFERRED INGREDIENT PRICING: SMI enjoys preferred pricing agreements with Pharmachem Labs for the purchase of the Phase 2 ingredient as a distributor, currently at the preferred price of $56 per kilogram. SMI agrees to purchase Phase 2 at its cost plus freight on behalf of NHTC or its agents when payment is received from NHTC for such purchases. All purchases of Phase 2 by NHTC or its agents shall be made exclusively through SMI for a period of 3 years, continued only by mutual agreement.

3. PRODUCT FORMULATION: SMI, and more specifically Dr. Steven Rosenblatt, agree to provide a proprietary formulation for NHTC to use in the creation of the starch blocker product.

4. EXCLUSIVE ENDORSEMENT: NHTC's "advanced and proprietary version" of the starch blocker product for distribution through Network Marketing will have the endorsement of Dr. Steven Rosenblatt as the product's formulator. Dr. Rosenblatt markets and endorses other versions of a Phase 2 starch blocker product through various marketing channels. However, Dr. Rosenblatt will not endorse nor formulate any starch blocker product for any company in the Network Marketing (Multi Level Marketing) industry other than NHTC. Dr. Rosenblatt will further make himself available to speak at Lexxus International conventions, both domestically and internationally for a maximum of 4 appearances per year. NHTC will pay all related expenses to , during and from such events and pay for each appearance at the rat of $500 per day including travel time. NHTC agrees to promote Dr. Rosenblatt's book, The Starch Blocker Diet, at said events.

5. CONSIDERATION: For the above described reduced purchase price of Phase 2, and for the above outlined services and endorsements, NHTC will pay to SMI a royalty of $0.60 per bottle. Such royalty shall be based on a 90 count bottle of NHTC starch blocker containing 45 grams of Phase 2, in other words, at the rate of $13.30 per kilogram. Royalty shall be paid by NHTC to SMI at the time of purchase of Phase 2, plus Phase 2 product cost and shipping. Failure to make payment in a timely fashion may result in suspension or termination of this agreement.






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Further, NHTC shall pay to SMI the sum of $35,000 as an advance payment on future royalties due at the signing of this Memorandum of Understanding. 6.
CONFIDENTIALITY: The parties agree and understand that during the course of their business relationship that they will communicate and make available to one another certain confidential and proprietary business information and/or trade secrets (the "Confidential Information"). The parties will not during the term of this MOU or after its termination disclose, divulge, or communicate in any direct or indirect manner any Confidential Information belonging to the other party. Such Confidential Information includes, but is not limited to, product formulae, business ads, marketing plans, business strategies, customer lists, vendor lists and other similar information.

7. COMPREHENSIVE AGREEMENT: The parties intend to proceed to negotiate in good faith a comprehensive agreement incorporating the above-listed terms and all other definitive terms and conditions of the relationship between the parties, including without limitation, usual and customary representations, warranties, covenants, and confidentiality agreements and indemnities, and all necessary exhibits, schedules and related agreements deemed necessary.

8. TERMINATION: The parties understand and intend that this MOU will be superseded and therefore terminated by the drafting and signing of a comprehensive written agreement. Notices shall be sent to the addresses and persons set forth below.

Accepted and agreed this 19th day of September, 2003.

NATURAL HEALTH TRENDS CORPORATION, INC.
By:  Mark Woodburn

Mark D. Woodburn
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12901 Hulton Drive, Dallas, TX  75234

SIERRA MEDICINALS, INC.
By:   Dr. Steven Rosenblatt

Dr. Steven Rosenblatt per HR
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2029 Century Park East, Suite 1112, Los Angeles, CA 90067